SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    March 4, 2009

PHARMOS CORPORATION
(Exact name of Registrant as Specified in its Charter)

        Nevada                  0-11550                      36-3207413
 (State or Other Jurisdiction     (Commission file Number)    (IRS Employer
       of  Incorporation)                                                           Identification No.)

  99 Wood Avenue South, Suite 311, Iselin, NJ     08830
   (Address of Principal Executive Offices)                      (Zip Code)

Registrant’s telephone number, including area code (732) 452-9556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

1.           On March 4, 2009, Pharmos Corporation announced that it has completed a reevaluation of the size of the Phase 2b Dextofisopam trial for Irritable Bowel Syndrome (IBS) and has concluded that a smaller trial could achieve the objectives of the trial.  Pharmos has determined that a 300 patient trial should be of sufficient size to achieve its objectives.  Consequently, the current Dextofisopam trial targeting 480 patients will be reduced to 300 patients.  This trial will continue to have four cohorts of female patients.  Each cohort will have approximately 75 patients.  There are three drug cohorts at 100 mg BID, 200mg BID, and 300mg BID and placebo.

The trial currently has 295 patients randomized and enrollment will be closed when the 300 patient level is reached.  The decision to reduce the size of the current Phase 2b trial was based on clinical and statistical input from expert consultants.  An analysis of the trial sizes of other IBS drug candidates in Phase 2b trials indicated that, with approximately 75 patients per cohort, Pharmos would have sufficient numbers on which to make a decision on whether or not the drug can progress into Phase 3 testing.

As previously disclosed, Pharmos is seeking to raise the additional capital necessary to complete the Phase 2b trial.  Assuming a financing is successful, the top line clinical data are expected to be available before the end of 2009.

2.           Attached hereto as exhibit 99.2 is a consent of Pharmos Corporation’s independent registered public accounting firm, PricewaterhouseCoopers LLP, to the incorporation by reference of their report, dated February 25, 2009 relating to Pharmos financial statements, in certain Pharmos registration statements.

Item 9.01  Financial Statements and Exhibits.

Exhibits

99.1           Press release of Pharmos Corporation dated March 4, 2009.

99.2           Consent of PricewaterhouseCoopers LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 4th day of March, 2009.

PHARMOS CORPORATION

By:        /s/ S. Colin Neill
Name:  S. Colin Neill
Title:  President and Chief Financial Officer